Exhibit 1

Rio de Janeiro, May 16, 2018.

B3 S.A. – Brasil, Bolsa, Balcão (São Paulo Stock Exchange)

To:       Ms. Ana Lúcia da Costa Pereira

Superintendence of Corporate Monitoring and Offers of Variable Income Securities

c.c.:

CVM – Comissão de Valores Mobiliários (Brazilian Securities Exchange Commission)

At.:      Mr. Fernando Soares Vieira – Superintendent of Corporate Relations

Mr. Francisco José Bastos Santos – Superintendent of Market and Intermediary Relations

Re.: Official Letter 1046/2018-SAE

Request of clarification regarding news published in the press

Dear Sirs,

Regarding the Official Letter 1046/2018-SAE sent by B3 S.A. – Brasil, Bolsa, Balcão (“Official Letter”), which requests that Oi S.A. – In Judicial Reorganization (“Oi” or “Company”) clarify news published in the press by Valor Econômico newspaper, on May 15, 2018, titled: “Oi reorganizes itself to recover wasted time”, as transcribed below, the Company hereby clarifies as follows:

“May 15, 2018

1046/2018-SAE

Oi S.A.

To Carlos Augusto Machado Pereira de Almeida Brandão

Chief Financial Officer and Investor Relations Officer

Re.: Request of clarification regarding news published in the press

Rua Humberto de Campos, 425 – 8th floor

Rio de Janeiro - CEP 22430-190

Rio de Janeiro State

www.oi.com.br

Dear Sirs,

In a news article published by Valor Econômico newspaper on May 15, 2018, under the heading “Oi reorganizes itself to recover wasted time”, among other information, it is stated that the automation of the service and other initiatives of the company will help to reduce costs by R$ 1.5 billion in 2018.

We request clarification on the item indicated, by May 16, 2018, confirming or denying the statement, along with other information deemed important.”

As can be extracted from its audited Financial Statements for the year ended December 31, 2017, available on the Company’s Investor Relations website (www.oi.net.br/ri) and on CVM’S IPE system (www.cvm.gov.br), the Company clarifies that it reached a cost reduction in 2017 of around R$1.5 billion and that the Company has already indicated that it is putting forth its best efforts and adopting measures to continue reducing its costs in the same proportion throughout 2018.

In addition, the Company informs that it is committed to the implementation of the Judicial Reorganization Plan, approved and ratified, also available in the abovementioned websites, which estimates an EBITDA of R$ 6.1 billion at the end of 2018.

The Company makes itself available for any further clarifications.

Regards,

Oi S.A. – In Judicial Reorganization

Carlos Augusto Machado Pereira de Almeida Brandão

Chief Financial Officer and Investor Relations Officer

Rua Humberto de Campos, 425 – 8th floor

Rio de Janeiro - CEP 22430-190

Rio de Janeiro State

www.oi.com.br